FORM 13F SUMMARY PAGE

REPORT SUMMARY:

Number of Other Included Managers:	1
Form 13F Information Table Entry Total:	296
Form 13 F Information Table Value Total:	$2,671,155

List of Other Included Managers:

Provide a numbered list of the name(s) and Form 13F file number(s) of all Institutional investment managers with respect to which this report is filed, other than the manager filing this report.

[If there are no entries in this list, state "NONE" and omit the column headings and list entries.]
No.	1
Form 13F File Number	28-4373
Name	Sit Investment Fixed Income Advisors, Inc.